Exhibit 99.1

For release: November 5, 2009

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PR.A), a publicly traded long-term health care company, today announced net income before taxes increased 11.9% to $18,071,000 for the quarter ended September 30, 2009 compared to $16,154,000 for the same period last year.  Net income available to common stockholders was $10,175,000 for the quarter ended September 30, 2009 compared to $11,604,000 for the quarter ended September 30, 2008, a decrease of 12.3%.  The decrease in net income available to common stockholders is due to a change in the income tax provision between the periods.  The effective tax rate increased to 32% in the 2009 third quarter from an effective tax rate of 15% in the 2008 third quarter.

Revenues for the three months ended September 30, 2009 totaled $171,630,000 compared to $163,271,000 for the same three months of 2008, an increase of 5.1%.  Net income was $.74 per basic common share for the quarter ended September 30, 2009 compared to $.91 per basic common share for the quarter ended September 30, 2008.

Recent accomplishments include the renewal of our $75,000,000 bank line of credit agreement and accreditation of our NHC Geriatric Clinical Residency Program by the American Physical Therapy Association.

NHC operates, through various subsidiaries, for itself and third parties, 76 long-term health care centers with 9,772 beds. NHC also operates, through subsidiaries, 33 homecare programs, seven independent living centers and 23 assisted living centers. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

NHC Reports Third Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2009	2008	2009	2008
Net patient revenues	$ 154,546	$ 146,521	$ 463,462	$ 433,649
Other revenues	17,084	16,750	48,873	50,325
Net revenues	171,630	163,271	512,335	483,974

Costs and Expenses:
Salaries, wages and benefits	91,834	88,036	274,435	261,889
Other operating	47,199	44,755	142,588	134,708
Rent	8,032	7,834	24,064	23,628
Depreciation and amortization	6,335	6,218	18,865	18,239
Interest	159	274	554	663
Total costs and expenses	153,559	147,117	460,506	439,127

Income Before Income Taxes	18,071	16,154	51,829	44,847
Income Tax Provision	(5,727)	(2,381)	(18,934)	(13,416)

Net Income	12,344	13,773	32,895	31,431

Dividends to Preferred Shareholders	(2,169)	(2,169)	(6,505)	(6,505)

Net income available to common shareholders	$ 10,175	$ 11,604	$ 26,390	$ 24,926

Earnings Per Common Share:
Basic	$ 0.74	$ 0.91	$ 1.95	$ 1.95
Diluted	$ 0.74	$ 0.88	$ 1.95	$ 1.90

Weighted average common shares outstanding
Basic	13,675,162	12,788,968	13,522,351	12,778,786
Diluted	13,685,572	15,678,702	13,540,066	13,099,488

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2009	2008
Cash and marketable securities	$ 252,335	$ 232,463
Current assets	325,946	312,752
Total assets	810,071	777,296
Current liabilities	243,564	251,919
Long-term obligations	29,458	25,807
Deferred lease credit	2,726	3,635
Deferred revenue	16,383	15,118
Stockholders' equity	517,940	480,817

NHC Reports Third Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Per Diems:
Medicare	$ 375.47	$ 364.28	$ 374.58	$ 363.39
Medicaid	151.24	147.70	151.09	146.64
Private Pay and Other	225.65	214.55	225.37	214.66

Patient Days:
Medicare	102,365	103,213	313,347	309,567
Medicaid	283,896	281,097	828,812	830,260
Private Pay and Other	169,191	171,478	506,384	501,526
	555,452	555,788	1,648,543	1,641,353

Average Per Diem	$ 215.23	$ 208.55	$ 216.38	$ 208.30